Exhibit 21.1

Subsidiaries of Kensey Nash Corporation

Kensey Nash Holding Company

A Delaware Corporation

108 Webster Building

3411 Silverside Road

Wilmington, DE 19810

Kensey Nash Europe GmbH

A German Corporation

Mergenthalerallee 55

D-65760 Eschborn

Germany

ILT Acquisition Sub, Inc.

A Delaware Corporation

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801